EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the use in this Annual Report on Form 40-F of our report dated March 30, 2006 relating to the consolidated financial statements of Ivanhoe Mines Ltd. for the year ended December 31, 2005 and to the reference to us under the heading “Item 12: Interests of Experts” in the Annual Information Form dated March 30, 2006 filed as part of this Annual Report on Form 40-F.
We also consent to the incorporation by reference in Registration Statement No. 333-128205 on Form S-8 of our report dated March 30, 2006 appearing in this Annual report on Form 40-F of Ivanhoe Mines Ltd. for the year ended December 31, 2005.
/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Vancouver, British Columbia, Canada
March 30, 2006